Exhibit 107.1

The pricing supplement to which this Exhibit is attached is a final prospectus for the related offerings. The maximum aggregate offering price of 17331D147 is $942,000.00, the maximum aggregate offering price of 17331D675 is $3,256,000.00 and the maximum aggregate offering price of 17331D659 is $4,798,000.00.